UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2021

Beyond Commerce, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-52490	98-0512515
(Commission File Number)	(IRS Employer Identification No.)

3773 Howard Hughes Pkwy, Suite 500 Las Vegas, Nevada, 89169
(Address of Principal Executive Offices)

(702) 675-8022

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.Entry into a Material Definitive Agreement.

Investment in Cityfreighter, Inc.

On November 23, 2021, Beyond Commerce, Inc., (the “Company” or “Beyond Commerce”) entered into a simple agreement for future equity (the “SAFE”) with Cityfreighter, Inc. (“Cityfreighter”), pursuant to which the Company invested $250,000 (the “Purchase Amount”).  Cityfreighter is a California based developer of electric low-floor trucks for the last mile delivery industry.  Beyond Commerce received customary representations and warranties from Cityfreighter.

The SAFE provides the Company with the right to either (a) future equity in Cityfreighter when it completes an Equity Financing (as defined below), or (b) future equity in Cityfreighter or cash proceeds if there is a liquidity or dissolution event.

The SAFE provides that on the initial closing of a transaction with the principal purpose of raising capital pursuant to which Cityfreighter issues and sells Preferred Stock at a fixed valuation (“Equity Financing”), before the termination of the SAFE, the SAFE will automatically convert into either (i) number of Standard Preferred Stock equal to the Purchase Amount divided by the by the lowest price per share of the Standard Preferred Stock, or (ii) a number of Safe Preferred Stock equal to the Purchase Amount divided by the Safe Price, which equals in turn to the price per share equal to the post-money valuation cap ($7,500,000).

If there is a Liquidity Event (as defined in the SAFE) before the termination of the SAFE, Beyond Commerce will automatically be entitled to receive a portion of proceeds due and payable to Beyond Commerce immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) a cash payment equal to the Purchase Amount (the “Cash-Out Amount”), or (ii) number of Common Stock equal to the Purchase Amount divided by the Liquidity Price (as defined in the SAFE).

If there is a Dissolution Event (as defined in the SAFE) before the termination of the SAFE, Beyond Commerce will automatically be entitled to receive a portion of proceeds due and payable to Beyond Commerce immediately prior to, or concurrent with, the consummation of such Dissolution Event, equals to the Cash-Out Amount.

The Safe will automatically terminate immediately following the earliest to occur of: (i) the issuance of either Cityfreighter’s shares of Common Stock or Preferred Stock to Beyond Commerce pursuant to the automatic conversion of the SAFE pursuant to an Equity Financing, or (ii) the payment, or setting aside for payment, of amounts due to Beyond Commerce pursuant to Cityfreighter’s dissolution or liquidation.

The foregoing description of the SAFE does not purport to be complete and is qualified in its entirety by reference to the full text of the SAFE, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 8.01.Other Events

On November 30, 2021, the Company issued a press release announcing its entry into the SAFE. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1*#	Simple Agreement for Future Equity between the Company and Cityfreighter, Inc., dated November 18, 2021, in the principal amount of $250,000
99.1	Press release, dated November 30, 2021

* Filed herewith.

# Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND COMMERCE, INC.

Dated: November 30, 2021	By:	/s/ Geordan Pursglove
Geordan G. Pursglove Chief Executive Officer, President and Director